Exhibit 99.2

BILLTRUST’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which Billtrust’s management believes is relevant to an assessment and understanding of Billtrust’s results of operations and financial condition. This discussion and analysis should be read together with the section of the Original Report entitled “Selected Historical Financial Information” as well as the audited financial statements, unaudited pro forma condensed financial statements and related notes of Billtrust that are included as Exhibits 99.1 and 99.3 to this Amendment No. 1.  In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section of the Original Report entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section of the Original Report entitled “Risk Factors” . Unless the context otherwise requires, references in this “Billtrust’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our”, and “Billtrust” are intended to mean the business and operations of BTRS Holdings Inc. and its subsidiaries prior to the Business Combination.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in Billtrust’s financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

BUSINESS OVERVIEW

Billtrust is a leading provider of cloud-based software and integrated payment processing solutions that simplify and automate B2B commerce. Accounts receivable (“AR”) is broken and relies on conventional processes that are outdated, inefficient, manual and largely paper-based. Billtrust is at the forefront of the digital transformation of AR, providing mission-critical solutions that span credit decisioning and monitoring, online ordering, invoicing, cash application and collections. Billtrust’s solutions integrate with a number of ecosystem players, including financial institutions, enterprise resource planning (“ERP”) systems, and accounts payable (“AP”) software platforms, to help customers accelerate cash flow and generate sales more quickly and efficiently. Customers use Billtrust’s platform to transition from expensive paper invoicing and check acceptance to efficient electronic billing and payments, which generates cost savings and provides a better user experience.

Billtrust is mission-critical to its customers’ AR operations, helping them convert from expensive paper invoicing and check acceptance to efficient electronic billing and payments. Billtrust’s proprietary technology platform offers Billtrust’s customers multiple ways to send invoices (print, fax, email, online, and AP portal) and receive payments (paper check, ACH, email, phone, and credit card). Billtrust has an electronic solutions (eSolutions) team that works closely with Billtrust’s customers to transition their users from paper invoices and payments to electronic, which results in accelerated savings, faster realization of cash, and a better user experience. Customers use Billtrust’s integrated AR platform to automate credit decisioning, online ordering, invoice delivery, payment capture, cash application, and collections. In addition to driving cost savings for customers, Billtrust benefits from margin expansion and incremental revenue through the monetization of electronic payments.

Billtrust’s customers have a daunting task of capturing and applying payments from hundreds or thousands of their buyer customers, all via different channels and payment types. Larger buyers, or their outsourced AP providers, offer their portals as a means for suppliers to be paid. Suppliers, on the other hand, prefer a single source of payments with clean remittance, or payment instructions. To address this large and increasingly growing pain point for suppliers, Billtrust created a leading two-sided B2B payments network, the Business Payments Network (BPN) that connects buyers and suppliers. Billtrust built integrations with leading ERP and accounting systems, banks, and AP software providers to offer an online supplier business directory, programmatic payment preferences, payment flexibility, and streamlined reconciliation of remittance data.

Acquisitions

On April 19, 2018, Billtrust paid aggregate cash consideration of $16.3 million to purchase the assets and assume certain liabilities of a business known as Credit2B, which provides technology for use by businesses for credit decisioning, credit scoring, credit monitoring and automated credit applications.

On April 12, 2019, Billtrust entered into an asset purchase agreement with Second Phase, LLC to purchase 100% of the assets and assume certain liabilities of a business known as Second Phase, based in Colorado. Second Phase operates a cloud platform that delivers customer ecommerce and product information management solutions for businesses that enables them to create web based platforms and other tools for efficiently accepting customer orders and promoting their products, integrating with information in their existing ERP. The total purchase price was $8.5 million, consisting of (i) cash consideration of $6.3 million, net of cash acquired, (ii) $1.1 million of deferred purchase price in the form of an interest bearing note payable at a rate of 2.52% per annum to the sellers, and (iii) earnouts in each of the first three full years commencing May 1, 2019, based on meeting certain recurring revenue growth and profitability targets, which were recorded at their estimated fair value of $1.1 million. Refer to Note 3 to Billtrust’s accompanying audited financial statements for further information on both acquisitions, which were not material to the results of operations.

Segments and Financial Summary

Billtrust has determined that it has two reportable segments - the Print segment and the Software and Payments segment. Billtrust’s chief operating decision maker is Billtrust’s chief executive officer who reviews discrete financial and other information presented for print services and software and payment services for purposes of allocating resources and evaluating Billtrust’s financial performance. Billtrust’s accounting policies are described in Note 2 to its accompanying audited financial statements.

Billtrust has expanded its product reach and customer base over the past years and scaled its business operations in recent periods. Billtrust’s total revenues were $145.7 million, $136.5 million and $120.5 million for the years ended December 31, 2020, 2019, and 2018 respectively.

As a result of Billtrust’s continued expenditures for product development, sales and marketing, and expansion of its leased facilities, Billtrust has generated net losses of $17.0 million, $22.8 million and $18.2 million for the years ended December 31, 2020, 2019, and 2018, respectively. Billtrust’s net loss decrease for the December 31, 2020 period was due, in part, to cost containment measures and other modified business practices adopted in March 2020 as a result of the COVID-19 pandemic. For more information on how Billtrust was affected by and responded to COVID-19, see the section entitled “--Impact of COVID-19 on Billtrust’s Business.”

BILLTRUST’S BUSINESS MODEL

Billtrust’s business model focuses on maximizing the lifetime value of a customer relationship by providing measurable efficiencies along the entire order to cash process, and Billtrust continues to make significant investments in order to grow its customer base. Billtrust generates revenue from a hybrid subscription and transaction model. This model includes subscription, transaction and services from:
•	subscription fees that are recognized ratably as Billtrust’s obligations are delivered over the subscription term;
•	transaction fees that are recognized when transactions are processed, and in some cases ratably as Billtrust’s obligations are delivered, at contracted rates, for:
◦	processing of electronic invoices delivered, stored, or printed through its software platform and print operations; and
◦	payments based on a percentage of payment volume processed or per item processing fees; and
•
services revenue from contracted fees associated with implementation of new customers or products on its platform, generally recognized over five years, as well as consulting services provided to customers on a time and materials basis recognized as services are provided.

The profitability of any customer in a particular period depends upon the mix of revenue between the Software and Payments and Print segments, as well as, in part, upon the length of time they have been a customer. Billtrust believes that, over time, as its customer base grows and a relatively higher percentage of subscription, transaction and services revenue are attributable to a mature customer base versus new customers or upsells to existing customers, associated sales and marketing expenses and other allocated upfront costs as a percentage of revenues will decrease, subject to investments Billtrust plans to make in its business. Over the lifetime of the customer relationship, Billtrust also incurs sales and marketing costs to manage the account or upsell the customer to more products on its platform. These costs, however, are significantly less than the costs initially incurred to acquire the customer.  Billtrust calculates the lifetime value of its customers and associated customer acquisition costs for a particular fiscal year by comparing (1) estimated gross profit from contracted revenues in the period, multiplied by one divided by the estimated customer cancellation rate to (2) total sales and marketing expense for the same period. On this basis, Billtrust estimates that for the years ended December 31, 2020, 2019, and 2018, the calculated lifetime value of its customers exceeded six times the associated cost of acquiring them.

RECENT DEVELOPMENTS
Merger with South Mountain

On January 12, 2021 (the “Closing Date”), SMMC consummated the previously announced mergers (the “Closing”) pursuant to that certain Business Combination Agreement, dated October 18, 2020 (as amended on December 13, 2020, the “BCA”), by and among SMMC, BT Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of SMMC (“First Merger Sub”), BT Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of SMMC (“Second Merger Sub”), and Billtrust. The Company’s stockholders approved the Business Combination (as defined below) at a special meeting of stockholders held on January 12, 2021 (the “Special Meeting”).

Pursuant to the terms of the BCA, a business combination between SMMC and Billtrust was effected through the merger of (a) First Merger Sub with and into Billtrust with Billtrust surviving as a wholly-owned subsidiary of SMMC (Billtrust, in its capacity as the surviving corporation of the merger, the “Surviving Corporation”) (the “First Merger”) and (b) the Surviving Corporation with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger, which ultimately resulted in Billtrust becoming a wholly-owned direct subsidiary of SMMC (the “Second Merger” and, together with the First Merger, the “Mergers” and, collectively with the other transactions described in the BCA, the “Business Combination”). On the Closing Date, the registrant changed its name from “South Mountain Merger Corp.” to “BTRS Holdings Inc.”

On October 18, 2020, a number of purchasers (each, a “Subscriber”) agreed to purchase an aggregate of 20,000,000 shares of South Mountain Class A Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $200,000,000, pursuant to separate Subscription Agreements (each, a “Subscription Agreement”) entered into effective as of October 18, 2020. The sale of PIPE Shares was consummated concurrently with the closing of the Business Combination.

Billtrust’s cash on hand after giving effect to these transactions will be used for general corporate purposes, including investments in sales and marketing efforts, advancement of Billtrust’s research and development efforts, general and administrative matters, and capital expenditures. Billtrust may also use the proceeds for the acquisition of, or investment in, technologies, solutions, or businesses that complement its business.

IMPACT OF COVID-19 ON BILLTRUST’S BUSINESS

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, quarantines in certain areas and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries.  In March 2020, the United States declared a State of National Emergency due to the COVID-19 outbreak. In addition, many jurisdictions in the United States have limited, and are considering to further limit, social mobility and gathering. Many business establishments have closed due to restrictions imposed by the government and many governmental authorities have closed most public establishments.

Billtrust’s business continues to operate despite the disruption of many business operations in the United States and its decision to require employees to work from remote locations. The pandemic has served to increase the awareness and urgency around accelerating the digital transformation of AR through Billtrust’s products and platform.  Although Billtrust has not experienced significant business disruptions thus far from the COVID-19 pandemic, Billtrust saw its transaction fees, including those in the print segment, decrease year over year for certain customers. This decrease was seen most acutely in the three months ended June 30, 2020. Billtrust is unable to predict the full impact that the COVID-19 pandemic will have on its future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic, the actions that may be taken by government authorities across the United States, the impact to its customers, employees and suppliers, and other factors described in the section titled “Risk Factors” in the Original Report.  These factors are beyond Billtrust’s knowledge and control and, as a result, at this time, Billtrust is unable to predict the ultimate impact, both in terms of severity and duration, that the COVID-19 pandemic will have on Billtrust’s business, operating results, cash flows and financial condition.

Some of Billtrust’s customers have been, and may continue to be, negatively impacted by the shelter-in-place and other similar state and local orders, the closure of manufacturing sites and country borders, and the increase in unemployment.  The COVID-19 pandemic has caused Billtrust to modify its business practices (including employee travel and cancellation of physical participation in meetings, events and conferences), all of its employees are currently working remotely, and it may take further actions as may be required by government authorities or that Billtrust determines are in the best interests of its employees and customers. These modified business practices have led to expense reductions in personnel and marketing related costs. The extent of this business disruption on Billtrust’s operational and financial performance will depend on these developments and the duration and spread of the outbreak, all of which are uncertain and cannot be predicted.

Key Factors Affecting Our Performance

Billtrust believes that its performance and future growth depends on a number of factors that present significant opportunities but also pose risks and challenges, including those discussed below and in the section titled “Risk Factors” in the Original Report. Billtrust believes that the most significant factors affecting its results of operations include:

Investment in Technology

Billtrust’s goal is to transform the way businesses send and capture payments in order to be the leader in the order-to-cash process. Billtrust continues to invest in technology and the digitizing of its platform. Billtrust’s investment in technology is aimed at upgrading the conventional (largely paper based) AR and order-to-cash processes. Billtrust’s model is digitizing the order-to-cash process in areas such as credit, ordering, invoicing, payments, cash application and collections.

Billtrust continues to invest in improving each product and offering more digital capability to its customers. Further, Billtrust is continuing to invest in certain initiatives targeted to improve internal processes and enhance the efficiency, security and scalability of its platform. Billtrust’s investment in technology is expected to have a positive impact on its long-term profitability and operations. Billtrust also intends to continue to evaluate strategic acquisitions and investments in businesses and technologies to drive product and market expansion. Billtrust’s future success is dependent on its ability to successfully develop, market and sell existing and new products to both new and existing customers.

Acquisition of New Customers

Billtrust efficiently reaches B2B customers through its proven go-to-market strategies. Billtrust acquires customers directly through digital marketing campaigns, its direct sales force and indirectly by partnering with financial institutions and other complementary companies.  Billtrust’s growth largely depends on its ability to acquire new customers.

As of December 31, 2020, Billtrust had over 1,800 customers across a wide variety of industries and geographies, including distributors of building materials, electrical, plumbing and technology equipment, healthcare, construction and consumer products among others, primarily domiciled in North America.  Billtrust continues to invest in its sales, marketing and go-to market strategy in order to acquire customers in its target market.  Billtrust’s marketing efforts are campaign and content driven and targeted depending on the size and industry of the customer. Marketing initiatives are focused on demand generation and include promotional activity and emphasis on online digital marketing programs (e.g. webinars, virtual events). There is a long-term opportunity to expand into large, new markets with compatible trends.

Billtrust’s customers require professional implementation services to configure its products, which may take several months, or longer, for some products. As a result of the upfront investment, Billtrust believes its customer retention is strong, as evidenced by the 104% net dollar retention rate for the year ended December 31, 2020. Please see the section entitled “--Key Performance Metrics” for more information on this metric. Billtrust intends to continue to invest in its efficient go-to market strategy as it further penetrates its addressable markets.

Billtrust’s ability to attract new customers will depend on a number of factors, including the effectiveness and pricing of its products, offerings of Billtrust’s competitors, and the effectiveness of its marketing efforts. Billtrust’s financial performance will depend in large part on the overall demand for its platform, and acquisition of new customers is expected to have a positive impact on Billtrust’s long-term profitability and operations.

Expansion of Relationships with Existing Customers

Billtrust’s revenue growth depends on its customers’ usage of its range of products. Billtrust’s ability to monetize transactions and payments is an important part of its business model. As Billtrust solves customers’ problems and becomes more integrated into their daily businesses, it sees an increased opportunity to cross-sell to these existing customers. This strategy is achieved by driving adoption of an existing Billtrust solution across different divisions and / or subsidiaries of an existing customer and expanding the scope of service with additional solutions. Billtrust’s ability to influence customers to process more transactions and payments on its platform will have a direct impact on Billtrust’s revenue.

Billtrust’s revenue from existing customers is generally reliable due to both the pricing structure and the business-critical nature of functions Billtrust products support for customers. For the years ended December 31, 2020, 2019, and 2018, 95% or more of Billtrust’s subscription and transaction fees came from customers who had entered into contracts prior to the start of the calendar year. Billtrust expands within its existing customer base by selling additional products on its platform, adding divisions, increasing transactions per customer through proven e-solutions, as well as through pricing and packaging its services. Billtrust’s ability to increase sales to existing customers will depend on a number of factors, including its customers’ satisfaction with its solution, competition, pricing and overall changes in Billtrust’s customers’ spending levels with Billtrust. For a full definition of subscription and transaction fees, please see the section entitled “--Components of Results of Operations.”

KEY PERFORMANCE METRICS

Billtrust monitors the following key metrics to help it evaluate the health of its business, identify trends affecting its growth, formulate goals and objectives and make strategic decisions.

Total Payment Volume

Total Payment Volume (“TPV”) is the dollar value of customer payment transactions that Billtrust processes on its platform during a particular period. TPV is further disaggregated between “TPV - Card”, which includes payments through our software, portals, gateways, and third party processors, and includes our Payment Facilitator (“PayFac”) customers.  “TPV - ACH” includes payments made via our software, portals, gateways, and our business payments network that are processed via the automated clearing house (ACH) or wire transfers.  To grow payments revenue from customers, Billtrust must deliver a software platform that both simplifies the process of accepting electronic payments and streamlines the reconciliation of remittance data. Additionally, as Billtrust increases the digital delivery of invoices, it increases the probability that they will be paid electronically by Billtrust’s customers’ end customers. The more customers use the Billtrust software platform, the more payments transactions they are likely to process through Billtrust’s various products. This metric provides an important indication of the dollar value of transactions that customers are completing on the platform and is helpful to investors as an indicator of Billtrust’s ability to generate revenue from its customers.

	Years Ended December 31,
	2020	2019	2018
	(in billions)
Total Payment Volume	$54.7	$43.9	$31.4
TPV - ACH	$37.0	$30.9	$22.0
TPV - Card	$17.7	$13.0	$9.4

TPV for 2020 was $54.7 billion compared to $43.9 billion in 2019, 25% growth year over year, while comparing years 2019 and 2018, TPV growth was 40% year over year.  TPV - ACH for 2020 was $37.0 billion compared to $30.9 billion in 2019, 20% growth year over year, while comparing years 2019 and 2018, TPV - ACH growth was 40% year over year.  TPV - Card for 2020 was $17.7 billion compared to $13.0 billion in 2019, 36% growth year over year, while comparing years 2019 and 2018, TPV - Card growth was 39% year over year, reflecting a higher absolute dollar growth, partially moderated by lower growth in the first half of the year. The growth in TPV was driven by the increase in TPV - ACH which was primarily due to the addition of new customers and an increase in existing customer transactions.

Total Net Dollar Retention

Total net dollar retention is a measure of retention and growth of existing customers. Net dollar retention is an important indicator of customer satisfaction and usage of Billtrust’s platform, as well as an indicator of potential revenue for future periods. This metric is helpful for investors in evaluating Billtrust’s growth. Management uses this metric in evaluating performance of the Billtrust platform. Billtrust calculates net dollar retention at the end of each period by taking the average of the retention rates for the trailing four quarters. For each quarter, (i) a denominator consisting of revenues from subscription and transaction fees for all billing accounts that had subscription and transaction fees for in the corresponding quarter of the prior year, is divided into (ii) a numerator consisting of revenues from subscription and transaction fees for those same billing accounts in the given quarter. The calculation includes additional solutions purchased, pricing changes, transaction volume changes, and cancellations, but excludes new billing accounts added between those periods. For a full definition of subscription and transaction fees, please see the section entitled “--Components of Results of Operations.”

Software and Payments net dollar retention is a measure of retention and growth of existing customers in the Software and Payments segment. Billtrust calculates Software and Payments net dollar retention at the end of each period by taking the average of the retention rates for the trailing four quarters for the segment. For each quarter, (i) a denominator consisting of segment revenues from subscription and transaction fees for all billing accounts that had subscription and transaction fees in the corresponding quarter of the prior year, is divided into (ii) a numerator consisting of segment revenues from subscription and transaction fees for those same billing accounts in the given quarter. The calculation includes additional solutions purchased, pricing changes, transaction volume changes, and cancellations, but excludes new billing accounts added between those periods.

	Years Ended December 31,
	2020	2019	2018
Total Net Dollar Retention	104%	106%	106%
Software and Payments Net Dollar Retention	110%	111%	110%

Billtrust’s total net dollar retention was 104% for 2020 and was 106% for 2018 and 2019. The decline in total net dollar retention was due primarily to the impact of COVID-19 on customer transaction volumes, particularly for the quarter ended June 30, 2020 for Print segment volumes which continue to remain at or below prior year levels. The decline in total net dollar retention was offset by Software and Payments net dollar retention which was 110% for 2020, trending in line with 2018 and 2019 Software and Payments net dollar retention of 110% and 111%, respectively. In any period, the primary drivers that can be attributed to changes in the total net dollar retention rate are customer transaction volumes, customer cancellations and the mix of revenues by segment. Additionally, total net dollar retention is adversely impacted by decreases in Print segment revenue due to average transaction rates exceeding those in the Software and Payments segment.  For Software and Payments net dollar retention rates, the primary drivers are customer transaction volumes, and customer cancellations, particularly from legacy agreements.

Number of Electronic Invoices Presented

Electronic invoices presented tracks the number of invoices sent via email, fax, or loaded to a presentment or AP portal and includes volumes from acquired platforms, where volumes are normalized to best match equivalents on the Billtrust platform. It includes invoices that are charged on a per transaction basis for certain legacy customer agreements, as well as for the current pricing model which includes subscriptions with defined tiers of electronic transactions for a fixed price.  Electronic invoices presented is a key indicator as it contributes to the growth of Billtrust’s Software and Payments segment revenues, and is a helpful indicator of the future opportunity for an electronic payment on those invoices.

	Years Ended December 31,
	2020	2019	2018
	(in millions)
Number of electronic invoices presented	273	243	215

Billtrust’s number of electronic invoices presented for 2020 was 273 million compared to 243 million in 2019, an increase of 13% year over year, while the comparison of 2019 and 2018 represents a growth of 13% year over year. These growth rates are primarily driven by increased adoption for existing customers as well as the addition of new customers, and are  moderated by flat or declining business to consumer customers on legacy platforms as they attrite off of those platforms.

Non-GAAP Financial Measures

In addition to Billtrust’s results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Billtrust believes the following non-GAAP financial measures are useful in evaluating its operating performance.

Billtrust presents these non-GAAP metrics to assist investors in understanding Billtrust’s financial performance from the perspective of Billtrust’s management. Billtrust believes that these measures provide an additional tool for investors to use in comparing Billtrust’s core financial performance over multiple periods with other companies in its industry. These measures should not be considered in isolation, or as an alternative to measures calculated in accordance with GAAP.

Net Revenue (non-GAAP)

 Net Revenue (non-GAAP) is defined as total revenues less reimbursable costs revenue, which is equal to subscription, transaction and services revenue. Reimbursable costs revenue consists primarily of amounts charged to customers for postage (with an offsetting amount recorded as a cost of revenue) which Billtrust does not consider internally when monitoring operating performance. Billtrust believes this measure allows investors to evaluate comparability with its past financial performance and facilitate period-to-period comparisons of core operations. The most directly comparable GAAP measure to Net Revenue (non-GAAP) is total revenues.

Adjusted Gross Profit & Adjusted Gross Margin

Adjusted Gross Profit is defined as total revenues less total cost of revenues, excluding depreciation and amortization, plus stock based compensation expense included in total cost of revenues.  Adjusted Gross Margin is defined as Billtrust’s Adjusted Gross Profit divided by its total revenues less reimbursable costs revenue or Net Revenue (non-GAAP). Billtrust expects Adjusted Gross Margin to continue to improve over time to the extent that Billtrust is able to increase its scale by successfully growing revenues, both from cross-selling existing customers and upselling current and future offerings. However, Billtrust’s ability to improve Adjusted Gross Margin over time is not guaranteed and will be impacted by the factors affecting our performance discussed above and the risks outlined in the section of the Original Report titled “Risk Factors.” Billtrust believes Adjusted Gross Profit and Adjusted Gross Margin are useful financial measures to investors, as they eliminate the impact of certain non-cash expenses and allow a direct comparison of Billtrust’s cash operations and ongoing operating performance between periods.

The following table presents a reconciliation of Billtrust’s Net Revenue (non-GAAP), Adjusted Gross Profit and Adjusted Gross Margin to their most directly comparable GAAP financial measures.

	Years Ended December 31,
	2020	2019	2018
	(in thousands)
Total revenues	$145,685	$136,468	$120,515
Less: Reimbursable costs revenue	37,116	40,008	40,944
Net Revenue (non-GAAP)	$108,569	$96,460	$79,571

Total revenues	$145,685	$136,468	$120,515
Less: Cost of revenue, excluding depreciation and amortization	69,647	72,023	67,511
Gross profit, excluding depreciation and amortization	76,038	64,445	53,004
Add: Stock based compensation expense	263	133	114
Adjusted Gross Profit	$76,301	$64,578	$53,118

Gross margin, excluding depreciation and amortization	52.2%	47.2%	44.0%
Adjusted Gross Margin	70.3%	66.9%	66.8%

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure used by Billtrust’s management to evaluate the performance of the business. Billtrust monitors and presents Adjusted EBITDA because it is a key measure used by its management to understand and evaluate its operating performance, to establish budgets and to develop operational and strategic goals for managing its business. Billtrust believes Adjusted EBITDA helps identify underlying trends in its business that may otherwise be masked by the effect of the expenses that Billtrust excludes in the calculation of Adjusted EBITDA. Accordingly, Billtrust believes these measures provide useful information to investors and others in understanding and evaluating its operating results in the same manner as management. The most directly comparable GAAP measure to Adjusted EBITDA is Net loss and comprehensive loss.  Adjusted EBITDA is not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP.

Adjusted EBITDA is defined as Net loss and comprehensive loss, plus (i) provision (benefit) for income taxes, (ii) other income (expense), net, (iii) interest expense, (iv) depreciation and amortization, (v) stock-based compensation expense, (vi) restructuring and severance costs, and (vii) acquisition and integration costs. Billtrust believes that excluding the impact of these expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of its core operating performance.  Billtrust believes it is useful to exclude certain non-cash charges, such as share-based compensation expenses from its non-GAAP financial measures because the amount of such expenses in any specific period may not directly correlate to the underlying performance of Billtrust’s business operations. Other income (expense), net, includes interest income, loss on asset disposals and fair value adjustments related to warrants and contingent consideration. The restructuring and severance costs are associated with realigning Billtrust’s organization or lease footprint. Acquisition and integration expenses are related to the third party costs associated with acquiring companies and internal direct costs associated with integrating their customers onto Billtrust’s platforms. These costs are not expected to recur within two years for prior acquisitions and only reoccur if Billtrust has new acquisitions. Billtrust’s last acquisition was in April 2019.

The following table reconciles Adjusted EBITDA to Net loss and comprehensive loss, the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Loss and Comprehensive Loss to Adjusted EBITDA:

	Years Ended December 31,
	2020	2019	2018
	(in thousands)
Net loss and comprehensive loss	$(17,027)	$(22,803)	$(18,231)
Provision for income taxes	204	160	69
Other expense	500	20	286
Interest expense	4,661	1,507	814
Depreciation and amortization	5,624	5,881	6,040
Stock-based compensation expense	3,063	2,114	1,796
Restructuring and severance	628	1,215	508
Acquisition and integration expenses	162	895	415
Adjusted EBITDA	$(2,185)	$(11,011)	$(8,303)

For the year ended December 31, 2020, Adjusted EBITDA was a loss of $2.2 million, an increase of $8.8 million compared to prior year driven by expense reduction initiatives related to COVID-19, which commenced in the second quarter of 2020 and continued through the third quarter of 2020. For more information on how Billtrust was affected by and responded to COVID-19, see the section entitled “--Impact of COVID-19 on Billtrust’s Business.”

For the year ended December 31, 2019, Adjusted EBITDA was a loss of $11.0 million, a decrease of $2.7 million compared to prior year due to continued investment in research and development and sales and marketing, as well as increased facilities expense associated with a full year in our leased corporate headquarters which commenced June 2018.

For the year ended December 31, 2018, Adjusted EBITDA was a loss of $8.3 million, due to investments in research and development and sales and marketing.

Free Cash Flow

Free cash flow is defined as net cash used in operating activities less purchases of property and equipment, and less capitalization of internal-use software costs. Billtrust believes free cash flow is an important liquidity measure of the cash (if any) that is available for operational expenses and investment in its business, after purchases of property and equipment and capitalization of internal-use software costs. Free cash flow is useful to investors as a liquidity measure because it measures the ability to generate or use cash. Once Billtrust’s business needs and obligations are met, cash can be used to maintain a strong balance sheet and invest in future growth. The following table presents a reconciliation of free cash flow to net cash used in operating activities, the most directly comparable GAAP measure, for the periods presented:

	Years Ended December 31,
	2020	2019	2018
	(in thousands)
Net cash used in operating activities	$(217)	$(7,275)	$(6,289)
Purchases of property and equipment	(1,178)	(3,418)	(6,812)
Capitalized Software Development	(578)	(899)	(1,124)
Free cash flow	$(1,973)	$(11,592)	$(14,225)

Components of Results of Operations

Total Revenues

Billtrust generates revenue from three sources: (1) subscription and transaction fees, (2) services and other, and (3) reimbursable costs.

Subscription and transaction fees

Subscription and transaction fees revenues are primarily derived from a hosted software as a service (“SaaS”) platform that enables billings and payment processing on behalf of customers. Billtrust’s services are billed on a subscription basis monthly, quarterly or annually. These are hosted solutions provided without licensing perpetual rights to the software. The hosted solutions are integral to the overall service arrangement and are billed as a subscription fee as a part of the overall service agreement with the customer. Subscription fees from hosted solutions are recognized monthly over the customer agreement term beginning on the date Billtrust’s solution is made available to the customer. Transaction fees for certain services are billed monthly based on the volume of items processed each month at a contractual rate per item processed. Transaction revenue is recognized over time as the transactions are processed by Billtrust. Recurring transaction revenue is recognized monthly as these services are performed based on the volume of transactions processed and are recognized as revenue in the period when the usage amounts are determined and reported.

Services and other

Services and other revenues consists of fees associated with upfront services provided to Billtrust’s customers to implement its systems.  Any revenues related to upfront implementation services for new customers or new products for existing customers are recognized ratably over the estimated period of the customer relationship which is estimated to be five years. In general, revenue is recognized when the earnings process is complete and collectability is reasonably assured. Professional service fees are also included which includes consulting services provided to customers on a time and material or fixed fee basis. During 2019, other revenues were associated with a one-time perpetual license fee to a customer associated with a legacy platform Billtrust no longer supports.

Reimbursable costs

Reimbursable costs revenues consists primarily of amounts charged to customers for postage which is recorded on a gross basis, with an offsetting amount recorded as a cost of revenue, and consists of amounts charged to Billtrust’s customers associated with postage on printed and mailed invoices of its customers.

Cost of revenues

Cost of subscription, transaction and services

Cost of subscription, transaction and services consists primarily of personnel-related costs, including stock based compensation expenses, for Billtrust’s customer success, professional services, file and payment operations teams, print operations personnel and equipment costs, and certain costs that are directly attributed to processing customers’ transactions (such as the cost of printing and mailing invoices, excluding postage), expenses for processing payments (ACH and credit card), direct and amortized costs for implementing and integrating its cloud-based platform with customers’ systems, and cloud hosting and related costs for the infrastructure directly associated with production platforms. Cost of subscription, transaction and services excludes depreciation and amortization.  Billtrust expects that cost of subscription, transaction and services will increase in absolute dollars, but may fluctuate as a percentage of total revenues from period to period, as Billtrust continues to invest in growing its business.

Cost of reimbursable costs

Cost of reimbursable costs consists of costs associated with postage, primarily paid to the United States Postal Service or third parties associated with printed and mailed invoice delivery costs for Billtrust customers.

Operating expenses

Research and development

Research and development expenses consist primarily of personnel-related expenses, including stock-based compensation expenses, incurred in developing and engineering new products or enhancing existing products. Additionally, personnel-related costs associated with quality assurance and testing of new and existing product technology, maintenance and enhancement of Billtrust’s existing technology and infrastructure.  Billtrust capitalizes certain software development costs that are attributable to developing new products and adding incremental functionality to its platform and amortizes such costs over the estimated life of the new product or incremental functionality, which is generally four years.

Billtrust expenses a substantial portion of research and development expenses as incurred. Billtrust believes that delivering new functionality is critical to attract new customers and expand its relationship with existing customers. Billtrust expects to continue to make investments in and expand its offerings to enhance its customers’ experience and satisfaction, and to attract new customers. Billtrust expects its research and development expenses to increase in absolute dollars, but they may fluctuate as a percentage of total revenues from period to period as it expands the research and development team to develop new products and product enhancements as well as to support its growing infrastructure.

Sales and marketing

Sales and marketing expenses consist primarily of personnel-related expenses, including stock based compensation expenses, sales commissions, marketing program expenses, travel-related expenses and costs to market and promote Billtrust’s platform through advertisements, marketing events, partnership arrangements, direct customer acquisition and allocated overhead costs. Sales commissions that are incremental to obtaining customer contracts are deferred and amortized ratably over the estimated period of Billtrust’s relationship with the customers, which is generally five years.

Billtrust’s sales and marketing efforts are focused on increasing revenue from the acquisition of new customers, the expansion of subscription revenue from existing customers and from facilitating increased electronic adoption and resulting digital processing activity between Billtrust’s customers and their customers. Sales and marketing spend may fluctuate from period to period based on a variety of factors including changes in the broader economic environment and Billtrust’s return on this spend.

General and administrative

General and administrative expenses consist of personnel-related expenses, including allocated benefits, associated with Billtrust’s executive team, talent (human resources), finance, procurement, legal and compliance, facilities (including rent and utilities expense for its leased real estate offices excluding those used in Billtrust’s print operations) and other administrative functions.  Billtrust expects to incur additional general and administrative expenses as a result of operating as a public company, including expenses to comply with the rules and regulations applicable to companies listed on a national securities exchange, expenses related to compliance and reporting obligations pursuant to the rules and regulations of the Securities and Exchange Commission, as well as higher expenses for director and officer insurance, investor relations, and professional services. Billtrust also expects to increase the size of its general and administrative functions to support the growth in its business. As a result, Billtrust expects that its general and administrative expenses will increase in absolute dollars but may fluctuate as a percentage of total revenues from period to period.

Depreciation and amortization

Depreciation and amortization expense includes the costs associated with depreciating Billtrust’s owned furniture and fixtures, computer equipment for its employees, software and technology assets, as well as amortization of leasehold improvements, capitalized software and amortizable intangible assets, primarily customer relationship intangibles.

Interest income

Interest income consists primarily of interest income earned on Billtrust’s investments in marketable securities and cash and cash equivalents.

Interest expense

Interest expense consists of interest costs Billtrust has incurred in connection with its debt agreements and amortization of associated debt issuance costs.

Other income (expense), net

Other income (expense), net consists primarily of gains and losses related to foreign exchange and disposal of assets and change in the fair value of warrants and contingent consideration.

Provision for income taxes

Provision for income taxes consists primarily of income taxes related to state jurisdictions in which Billtrust conducts business. Benefit from income taxes is primarily related to the release of valuation allowances for deferred tax assets, partially offset by income taxes related to state jurisdictions. Billtrust maintains a full valuation allowance on net deferred tax assets for its U.S. federal taxes and certain state taxes as it has concluded that it is not more likely than not that the deferred assets will be utilized.

Results of Operations

The following tables set forth Billtrust’s results of operations for the periods shown:

	Years Ended December 31,			% change
	2020	2019	2018	2020	2019
	(in thousands)
Revenues:
Subscription, transaction and services	$108,569	$96,460	$79,571	13%	21%
Reimbursable costs	37,116	40,008	40,944	(7)%	(2)%
Total revenues	145,685	136,468	120,515	7%	13%
Cost of revenues:
Cost of subscription, transaction and services	32,531	32,015	26,567	2%	21%
Cost of reimbursable costs	37,116	40,008	40,944	(7)%	(2)%
Total cost of revenues, excluding depreciation and amortization	69,647	72,023	67,511	(3)%	7%
Operating expenses:
Research and development	36,468	34,285	23,606	6%	45%
Sales and marketing	23,420	22,098	21,677	6%	2%
General and administrative	22,188	23,297	18,743	(5)%	24%
Depreciation and amortization	5,624	5,881	6,040	(4)%	(3)%
Total operating expenses	87,700	85,561	70,066	2%	22%
Loss from operations	(11,662)	(21,116)	(17,062)	(45)%	24%
Other income (expense):
Interest income	18	1	136	1700%	(99)%
Interest expense	(4,661)	(1,507)	(814)	209%	85%
Other income (expense), net	(518)	(21)	(422)	2367%	(95)%
Total other income (expense)	(5,161)	(1,527)	(1,100)	238%	39%
Loss before income taxes	(16,823)	(22,643)	(18,162)	(26)%	25%
Provision for income taxes	(204)	(160)	(69)	28%	132%
Net loss and comprehensive loss	$(17,027)	$(22,803)	$(18,231)	(25)%	25%

Comparison of the Years Ended December 31, 2020 and 2019

Total Revenues

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(in thousands)
Subscription and transaction fees	$99,609	$89,476	$10,133	11%
Services and other	8,960	6,984	1,976	28%
Subscription, transaction and services	$108,569	$96,460	$12,109	13%
Reimbursable costs	37,116	40,008	(2,892)	(7)%
Total revenues	$145,685	$136,468	$9,217	7%

Total revenues were $145.7 million for the year ended December 31, 2020, compared to $136.5 million for the year ended December 31, 2019, an increase of $9.2 million or 7%.

•
Subscription, transaction and services   revenue was $108.6 million for the year ended December 31, 2020, compared to $96.5 million for the year ended December 31, 2019, an increase of $12.1 million or 13%.

•	Reimbursable costs was $37.1 million for the year ended December 31, 2020, compared to $40.0 million for the year ended December 31, 2019, a decrease of $2.9 million or 7%.

The increase in total revenues was attributable to the following factors listed below:

•
Subscription and transaction fees related to the Software and Payments segment increased $12.3 million or 18% from contracting with new customers and existing customers purchasing additional products and increasing transaction volume primarily from payments. Software and Payments segment revenue was $81.2 million, or 81% of subscription and transaction fees, for the year ended December 31, 2020, compared to $68.9 million, or 77% of subscription and transaction fees for the year ended December 31, 2019.

•
Print segment revenue was $55.6 million for the year ended December 31, 2020, compared to $60.6 million for the year ended December 31, 2019, a decrease of $5.1 million or 8%. Subscription and transaction fees related to the Print segment decreased $2.2 million or 11% due primarily to the impact of COVID-19 on customer transaction volumes. Subscription and transaction fees related to the Print segment were $18.4 million, or 19% of subscription and transaction fees, for the year ended December 31, 2020, compared to $20.6 million, or 23% of subscription and transaction fees, for the year ended December 31, 2019. Reimbursable costs decreased $2.9 million or 7%, due to the impact of COVID-19 on customer transaction volumes. For more information on how Billtrust was affected by and responded to COVID-19, see the section entitled “--Impact of COVID-19 on Billtrust’s Business.”

•
Services and other revenue increased $2.0 million or 28% due primarily to an increase in existing customer professional services consulting engagements, as well as a shift to pricing more services on an hourly rate basis as compared to the prior period, which is not expected to be sustainable at this growth rate in future periods. In 2019 Services and other included revenue related to a one-time legacy software platform perpetual license fee. Services and other revenue was $9.0 million for the year ended December 31, 2020, compared to $7.0 million for the year ended December 31, 2019.

Cost of Revenues

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(in thousands)
Cost of subscription, transaction and services	$32,531	$32,015	$516	2%
Cost of reimbursable costs	37,116	40,008	(2,892)	(7)%
Total cost of revenues, excluding depreciation and amortization	$69,647	$72,023	$(2,376)	(3)%

Total cost of revenues, excluding depreciation and amortization was $69.6 million or 48% of total revenues for the year ended December 31, 2020, compared to $72.0 million or 53% of total revenues for the year ended December 31, 2019, a decrease of $2.4 million or 3%.

•
Cost of subscription, transaction and services was $32.5 million or 22% of total revenues for the year ended December 31, 2020, compared to $32.0 million or 23% of total revenues for the year ended December 31, 2019, an increase of $0.5 million or 2%.

•
Cost of reimbursable costs was $37.1 million or 25% of total revenues for the year ended December 31, 2020, compared to $40.0 million or 29% of total revenues for the year ended December 31, 2019, a decrease of $2.9 million or 7% due primarily to the impact of COVID-19 on customer transaction volumes. For more information on how Billtrust was affected by and responded to COVID-19, see the section entitled “--Impact of COVID-19 on Billtrust’s Business.”

The increase in total cost of revenues, excluding depreciation and amortization was attributable to the following factors listed below:

•
Cost of subscription, transaction and services related to the Software and Payments segment increased $0.7 million or 6% due primarily to a $0.5 million increase in personnel-related costs, including non-cash stock based compensation expense, and a $0.2 million increase in Software and Payments direct costs due to new customers and existing customers purchasing additional products and increasing transactions. Cost of subscription, transaction and services related to the Software and Payments segment were $12.6 million resulting in a segment gross margin of $68.6 million or 85% for the year ended December 31, 2020, compared to $11.9 million resulting in a segment gross margin of $57.0 million or 83% for the year ended December 31, 2019. Billtrust expects that cost of subscription, transaction, and services will increase in absolute dollars, but may fluctuate as a percentage of total revenues from period to period, as Billtrust continues to sell a mix of solutions and services to new and existing customers.

•
Cost of revenues related to the Print segment was $45.6 million for the year ended December 31, 2020, compared to $49.7 million for the year ended December 31, 2019, a decrease of $4.0 million or 8%.  Cost of subscription, transaction and services related to Print decreased $1.2 million or 11.9% due primarily to a $1.2 million decrease in Print direct costs resulting from impact of COVID-19 on customer transaction volumes. Cost of subscription, transaction and services related to the Print segment were $8.5 million resulting in a segment gross margin of $10.0 million or 54% for the year ended December 31, 2020, compared to $9.6 million resulting in a segment gross margin of $11.0 million or 53% for the year ended December 31, 2019. Cost of reimbursable costs decreased $2.9 million or 7% due to the impact of COVID-19 on customer transaction volumes. For more information on how Billtrust was affected by and responded to COVID-19, see the section entitled “--Impact of COVID-19 on Billtrust’s Business.”

•
Cost of services and other was $11.5 million for the year ended December 31, 2020, compared to $10.5 million for the year ended December 31, 2019, an increase of $1.0 million or 10%. The increase was due to a $1.0 million increase in personnel-related costs, including non-cash stock based compensation expense and amortization of deferred service costs for personnel who were directly engaged in providing implementation and consulting services to Billtrust’s customers.

Research and development

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(in thousands)
Research and development	$36,468	$34,285	$2,183	6%
Percentage of total revenues	25%	25%

Research and development expenses were $36.5 million for the year ended December 31, 2020, compared to $34.3 million for the year ended December 31, 2019, an increase of $2.2 million or 6%. The increase was due primarily to a $1.9 million increase in personnel-related costs resulting from hiring personnel who were directly engaged in maintaining products and IT infrastructure, upgrading product features, managing products and building or expanding new solutions related to the Software and Payments segment, as well as a $0.4 million increase in hardware, support and other costs. The increase was offset by a $0.1 million decrease in professional and consulting fees.

Sales and marketing

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(in thousands)
Sales and marketing	$23,420	$22,098	$1,322	6%
Percentage of total revenues	16%	16%

Sales and marketing expenses were $23.4 million for the year ended December 31, 2020, compared to $22.1 million for the year ended December 31, 2019, an increase of $1.3 million or 6%. The increase was due primarily to a  $2.3 million increase in personnel-related cost, including non-cash stock based compensation, due to the hiring of additional personnel who were primarily engaged in the sale of Software and Payments products. It was offset by a $0.9 million decrease in marketing and other costs resulting from Billtrust’s modified business practices in response to the COVID-19 pandemic, which includes the cancellation of in-person meetings, events and conferences. For more information on how Billtrust was affected by and responded to COVID-19, see the section entitled “—Impact of COVID-19 on Billtrust’s Business.”

General and administrative

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(in thousands)
General and administrative	$22,188	$23,297	$(1,109)	(5)%
Percentage of total revenues	15%	17%

General and administrative expenses were $22.2 million for the year ended December 31, 2020, compared to $23.3 million for the year ended December 31, 2019, a decrease of $1.1 million or 5%. The decrease was due primarily to a $1.6 million decrease in personnel-related costs, including non-cash stock-based compensation, resulting from Billtrust’s modified business practices in response to the COVID-19 pandemic. For more information on how Billtrust was affected by and responded to COVID-19 see the section entitled “—Impact of COVID-19 on Billtrust’s Business.” The decrease was also due to a $0.2 million decrease in facilities and other costs, a $0.4 million decrease in administrative costs resulting from acquisition, integration and restructuring activities. This was offset by a $1.0 million increase in professional and consulting fees.

Depreciation and amortization

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(in thousands)
Depreciation and amortization	$5,624	$5,881	$(257)	(4)%
Percentage of total revenues	4%	4%

Depreciation and amortization expense was $5.6 million for the year ended December 31, 2020, compared to $5.9 million for the year ended December 31, 2019, a decrease of $0.3 million or 4%. The decrease was due to a decline in depreciation expense associated with fully depreciated assets in Billtrust’s Print segment. In addition, the weighted average useful life of identified intangible assets have increased slightly, which results in recognition of less amortization expense for such assets as compared to 2019.

Total other income (expense)

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(in thousands)
Total other income (expense)	$(5,161)	$(1,527)	$(3,634)	238%
Percentage of total revenues	(4)%	(1)%

Total other income (expense) was $(5.2) million for the year ended December 31, 2020, compared to $(1.5) million for the year ended December 31, 2019, an increase of $3.6 million or 238%. The increase was due primarily to higher interest expense as a result of a new Financing Agreement (see “Liquidity and Capital Resources” section below) effective in January 2020 which increased available liquidity and outstanding debt at a higher interest rate than Billtrust’s prior revolving credit facility and term loan.

Provision for income taxes

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(in thousands)
Provision for income taxes	$(204)	$(160)	$(44)	28%
Percentage of total revenues	(0.1)%	(0.1)%

Provision for income taxes was $(0.2) million for the year ended December 31, 2020, compared to $(0.2) million for the year ended December 31, 2019, an increase of 28%. The increase was due to a higher effective tax rate primarily related to state income taxes. Overall, Billtrust’s effective tax rate is low due to its net operating loss position and Billtrust has a valuation allowance on its deferred taxes.

Comparison of the Years Ended December 31, 2019 and 2018

Total Revenues

	Years Ended December 31,		Change
	2019	2018	Amount	%
	(in thousands)
Subscription and transaction fees	$89,476	$74,725	$14,751	20%
Services and other	6,984	4,846	2,138	44%
Subscription, transaction and services	96,460	79,571	16,889	21%
Reimbursable costs	40,008	40,944	(936)	(2)%
Total revenues	$136,468	$120,515	$15,953	13%

Total revenues were $136.5 million for the year ended December 31, 2019, compared to $120.5 million for the year ended December 31, 2018, an increase of $16.0 million or 13%.

•
Subscription, transaction and services   revenue was $96.5 million for the year ended December 31, 2019, compared to $79.6 million for the year ended December 31, 2018, an increase of $16.9 million or 21%. Over 85% of the increase in subscription, transaction and services revenue was organic growth, excluding subscription, transaction and services revenue from acquisitions made in 2019.

•	Reimbursable costs revenue was $40.0 million for the year ended December 31, 2019, compared to $40.9 million for the year ended December 31, 2018, a decrease $0.9 million or 2%.

The increase in total revenues was attributable to the following factors listed below:

•
Subscription and transaction fees related to the Software and Payments segment increased $15.3 million or 28%, due to the acquisition of new customers, including the acquisition of Second Phase and corresponding customer growth from that business, and existing customers both adopting additional products and increasing transactions. Software and Payments revenue was $68.9 million, or 77% of subscription and transaction fees, for the year ended December 31, 2019, compared to $53.6 million, or 72% of subscription and transaction fees, for the year ended December 31, 2018.

•
Print segment revenue was $60.6 million for the year ended December 31, 2019, compared to $62.1 million for the year ended December 31, 2018, a decrease of $1.4 million or 2%. Subscription and transaction fees related to the Print segment decreased $0.5 million or 2% due primarily to the increased adoption of Software and Payments products by existing customers. Subscription and transaction fees related to the Print segment was $20.6 million, or 23% of subscription and transaction fees, for the year ended December 31, 2019, compared to $21.1 million, or 28% of subscription and transaction fees, for the year ended December 31, 2018. Reimbursable costs decreased $0.9 million or 2%, due to increased efficiency in postage processing and increased adoption of Software and Payments products.

•
Services and other increased $2.1 million or 44% due primarily to new customer implementation revenue. The increase was also due to other one-time revenue, an amount of $1.2 million, in 2019 related to a one-time legacy software platform perpetual license fee. Services and other revenue was $7.0 million for the year ended December 31, 2019, compared to $4.8 million for the year ended December 31, 2018.

Cost of Revenues

	Years Ended December 31,		Change
	2019	2018	Amount	%
	(in thousands)
Cost of subscription, transaction and services	$32,015	$26,567	$5,448	21%
Cost of reimbursable costs	40,008	40,944	(936)	(2)%
Total cost of revenues, excluding depreciation and amortization	$72,023	$67,511	$4,512	7%

Total cost of revenues, excluding depreciation and amortization were $72.0 million or 53% of total revenues for the year ended December 31, 2019, compared to $67.5 million or 56% of total revenues for the year ended December 31, 2018, an increase of $4.5 million or 7%.

•
Cost of subscription, transaction and services was $32.0 million or 23% of total revenues for the year ended December 31, 2019, compared to $26.6 million or 22% of total revenues for the year ended December 31, 2018, an increase of $5.4 million or 21%. Approximately 15% of the increase was related to the acquisition of Second Phase in 2019.

•
Cost of reimbursable costs was $40.0 million or 29% of total revenues for the year ended December 31, 2019, compared to $40.9 million or 34% of total revenues for the year ended December 31, 2018, a decrease of $0.9 million or 2%.

The increase in total cost of revenues, excluding depreciation and amortization was attributable to the following factors listed below:

•
Cost of subscription, transaction and services related to the Software and Payments segment increased $3.6 million or 44% due primarily to a $1.8 million increase in Software and Payments direct costs due to the acquisition of new customers and existing customers both adopting additional products and increasing transactions, as well as a $1.8 million increase in personnel-related costs, including non-cash stock-based compensation expense. Cost of subscription, transaction and services related to the Software and Payments segment were $11.9 million resulting in a segment gross margin of $57.0 million or 83% for the year ended December 31, 2019, compared to $8.3 million resulting in a segment gross margin of $45.3 million or 85% for the year ended December 31, 2018.

•
Cost of the Print segment revenue was $49.7 million for the year ended December 31, 2019, compared to $51.5 million for the year ended December 31, 2018, a decrease of $1.8 million or 4%.  Cost of subscription, transaction and services related to the Print segment decreased $0.9 million or 8% due primarily to a $0.8 million decrease in Print direct costs and a $0.1 million decrease in personnel-related costs. Cost of subscription, transaction and services related to the Print segment were $9.6 million resulting in a segment gross margin of $11.0 million or 53% for the year ended December 31, 2019, compared to $10.5 million resulting in a segment gross margin of $10.6 million or 50% for the year ended December 31, 2018. Cost of reimbursable costs decreased $0.9 million or 2% due to increased efficiency in postage processing and increased adoption of Software and Payments products.

•
Cost of services and other was $10.5 million for the year ended December 31, 2019, compared to $7.8 million for the year ended December 31, 2018, an increase of $2.7 million or 35%. The increase was due to a $2.7 million increase in personnel-related costs, including non-cash stock-based compensation expense and amortization of deferred service costs for personnel who were directly engaged in providing implementation and consulting services to Billtrust’s customers.

Research and development

	Years Ended December 31,		Change
	2019	2018	Amount	%
	(in thousands)
Research and development	$34,285	$23,606	$10,679	45%
Percentage of total revenues	25%	20%

Research and development expenses were $34.3 million for the year ended December 31, 2019, compared to $23.6 million for the year ended December 31, 2018, an increase of $10.7 million or 45%. The increase was due primarily to a $10.9 million increase in personnel-related costs resulting from hiring personnel who were directly engaged in maintaining products, upgrading product features, managing products and building or expanding new solutions related to the Software and Payments segment which included newly acquired products as a result of acquisitions, as well as a $0.1 million increase in professional and consulting fees. The increase was offset by a $0.3 million decrease in hardware, support and other costs.

Sales and marketing

	Years Ended December 31,		Change
	2019	2018	Amount	%
	(in thousands)
Sales and marketing	$22,098	$21,677	$421	2%
Percentage of total revenues	16%	18%

Sales and marketing expenses were $22.1 million for the year ended December 31, 2019, compared to $21.7 million for the year ended December 31, 2018, an increase of $0.4 million or 2%. The increase was due primarily to a $1.0 million increase in marketing and other costs. The increase was offset by a $0.6 million decrease in personnel-related cost, including non-cash stock-based compensation.

General and administrative

	Years Ended December 31,		Change
	2019	2018	Amount	%
	(in thousands)
General and administrative	$23,297	$18,743	$4,554	24%
Percentage of total revenues	17%	16%

General and administrative expenses were $23.3 million for the year ended December 31, 2019, compared to $18.7 million for the year ended December 31, 2018, an increase of $4.6 million or 24%. The increase was due primarily to a $2.9 million increase in personnel-related costs, including non-cash stock-based compensation, resulting from the hiring of additional administrative personnel who were primarily engaged in the support of the Software and Payments segment. The increase was also due to a $1.1 million increase in facilities and other costs, a $0.5 million increase in administrative costs resulting from acquisition, integration and restructuring activities, as well as a $0.2 million increase in professional and consulting fees.

Depreciation and amortization

	Years Ended December 31,		Change
	2019	2018	Amount	%
	(in thousands)
Depreciation and amortization	$5,881	$6,040	$(159)	(3)%
Percentage of total revenues	4%	5%

Depreciation and amortization expense was $5.9 million for the year ended December 31, 2019, compared to $6.0 million for the year ended December 31, 2018, a decrease of $0.2 million or 3%. The decrease was due primarily to a decline in depreciation expense associated with fully depreciated assets in Billtrust’s Print segment. In addition, the weighted average useful life of identified intangible assets have increased, which results in recognition of less amortization expense for such assets as compared to 2018.

Total other income (expense)

	Years Ended December 31,		Change
	2019	2018	Amount	%
	(in thousands)
Total other income (expense)	$(1,527)	$(1,100)	$(427)	(39)%
Percentage of total revenues	(1)%	(1)%

Total other income (expense) was $(1.5) million for the year ended December 31, 2019, compared to $(1.1) million for the year ended December 31, 2018, a change of $0.4 million or 39%. The decrease was due to primarily to borrowing on the Revolver under its Financing Agreement (each as defined below) to assist funding operations due to an acquisition in April 2019.

Provision for income taxes

	Years Ended December 31,		Change
	2019	2018	Amount	%
	(in thousands)
Provision for income taxes	$(160)	$(69)	$(91)	132%
Percentage of total revenues	(0.1)%	(0.1)%

Provision for income taxes was $(0.2) million for the year ended December 31, 2019, compared to $(0.1) million for the year ended December 31, 2018, an increase of $(0.1) million or 132%.  The increase in 2019 was due to changes in certain deferred tax items associated with indefinite lived intangible assets and state income taxes. Billtrust’s effective tax rate is low due to its net operating loss position and Billtrust has a valuation allowance on its deferred taxes.

LIQUIDITY AND CAPITAL RESOURCES

Billtrust’s principal sources of liquidity are cash, cash equivalents, cash flows from operations, as well as debt borrowings and availability pursuant to its Financing Agreement (described below). As of December 31, 2020, Billtrust had cash and cash equivalents of $14.6 million. Billtrust’s primary uses of liquidity are operating expenses, capital expenditures and acquiring businesses. Billtrust had an outstanding aggregate principal amount on the Financing Agreement Initial Term Loan of $44.7 million as of December 31, 2020.

Billtrust’s cash equivalents are comprised of highly liquid investments with original maturities of three months or less which consist primarily of money market funds. Billtrust believes that its cash, cash equivalents, and the availability under the Financing Agreement will be sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of this Amendment No. 1. Cash from operations could be affected by various risks and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic. Billtrust’s liquidity is influenced by a variety of factors, including its revenue growth rate, timing of payments and collections, development of new products, the cash paid for businesses, capital expenditures and the issuance of debt and preferred stock. Billtrust’s future capital requirements will depend on many factors, including its pace of growth, subscription activity, retention of existing customers, the timing and extent of spend to support development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced services offerings, and the continuing market acceptance of its services. To the extent that its existing cash and cash equivalents are insufficient to fund future activities or requirements to continue operating its business, Billtrust may need to raise additional funds. In the event that additional financing is required from outside sources, Billtrust may not be able to raise it on terms acceptable to it, or at all. If Billtrust is unable to raise additional capital when desired, its business, operating results and financial condition would be adversely affected.

Cash Flows

The following table shows a summary of Billtrust’s cash flows data:

	Year Ended December 31,
	2020	2019	2018
Net cash used in operating activities	$(217)	$(7,275)	$(6,289)
Net cash used in investing activities	(1,756)	(10,652)	(24,214)
Net cash provided by (used in) financing activities	15,156	19,268	(1,143)
Net increase (decrease) in cash, cash equivalents and restricted cash	$13,183	$1,341	$(31,646)

Net cash used in operating activities

Cash flows from operations have been historically negative as Billtrust continues to invest in its product features and platform, develop new products, and increase its sales and marketing efforts to sign contracts with new customers and expand the product breadth of existing customers.  Billtrust does not expect this trend to change on an annual basis, although Billtrust does see quarterly shifts where cash flows from operations may be positive, primarily associated with invoicing and collecting advance subscription fees from customers.

For the year ended December 31, 2020, net cash used in operating activities was $0.2 million. Operating cash flow was driven primarily by lower net losses than in the prior year, adjustments for depreciation and amortization, stock based compensation, and changes in the fair value of warrants, as well as changes in working capital that include the timing of payments of accrued expenses and the collection of deferred revenue and accounts receivable.

For the year ended December 31, 2019, net cash used in operating activities was $7.3 million. Operating cash flow was driven primarily by adjustments for depreciation and amortization and stock-based compensation expense, as well as changes in working capital that relate primarily to the timing of payments of accrued expenses and the collection of deferred revenue.

For the year ended December 31, 2018, net cash used in operating activities was $6.3 million. Operating cash flow was driven primarily by adjustments for depreciation expense and stock-based compensation expense, as well as changes in working capital that relate primarily to the timing of collection of accounts receivable and the collection of deferred revenue.

Cash used in operating activities increased by $7.1 million for 2020 compared to 2019, primarily due to lower net losses from cost savings measures, decreasing uses of cash for working capital net of the impact of deferred revenues and costs.

Cash used in operating activities decreased by $1.0 million for 2019 compared to 2018, primarily due to increasing net losses, an increase in accounts receivable and prepaid expenses year over year, offset by an increase in accounts payable.

Net cash used in investing activities

For the year ended December 31, 2020, net cash used in investing activities was $1.8 million. Investing cash flow was driven primarily by capitalized software development and purchases of property and equipment.

For the year ended December 31, 2019, net cash used in investing activities was $10.7 million. Investing cash flow was driven primarily by an acquisition of a business in the Software and Payments segment of $6.3 million coupled with capitalized software development and purchases of property and equipment.

For the year ended December 31, 2018, net cash used in investing activities was $24.2 million. Investing cash flow was driven primarily by an acquisition of a business in the Software and Payments segment of $16.3 million coupled with capitalized software development and purchases of property and equipment. The increase in purchases of property and equipment in 2018 was related to furniture, fixtures, equipment and leasehold improvements associated with Billtrust’s leased headquarters facility in New Jersey.

Cash used by investing activities decreased by $8.9 million for 2020 compared to 2019, primarily due to the acquisition of the assets associated with the Second Phase business in 2019, while no acquisitions of businesses occurred in 2020.

Cash used by investing activities decreased by $13.6 million for 2019 compared to 2018, primarily due to the acquisition of the assets associated with the Second Phase business, which was an acquisition with a lower purchase price compared to Credit2b, which was acquired in 2018.

Net cash provided by financing activities

For the year ended December 31, 2020, net cash provided by financing activities was $15.2 million. Net cash provided by financing activities during 2020 consisted of borrowings under the Financing Agreement in January 2020, which increased the total long-term debt outstanding, partially offset by repayments of loans payable and the line of credit under Billtrust’s prior credit facility.

For the year ended December 31, 2019, net cash used in financing activities was $19.3 million. Net cash provided by financing activities during 2019 consisted of borrowings under a line of credit and was partially offset by repayments of loans payable and the line of credit.

For the year ended December 31, 2018, net cash used in financing activities was $1.1 million. Net cash provided by financing activities during 2018 consisted mainly of repayments of capital lease obligations, loans payments, and settlement of contingent consideration liabilities, offset by borrowings from Billtrust’s line of credit.

Cash provided by financing activities decreased by $4.1 million for 2020 compared to 2019, primarily due to repayments of loans payable and the line of credit.

Cash provided by financing activities increased by $20.4 million for 2019 compared to 2018, primarily due to an increase in borrowings under a line of credit.

Debt

Billtrust’s debt consists of the following facilities as of December 31, 2020, pursuant to its Financing Agreement, described below, which was effective January 17, 2020:

Description	Maximum funding	Maturity
Initial Term Loan	$45,000,000	January 17, 2025
Delayed Draw Term Loan	$20,000,000	January 17, 2025
Revolving Commitment Facility	$ 7,500,000	January 17, 2025

The Initial Term Loan was drawn upon closing of the Financing Agreement, and Billtrust has not yet drawn any funds on the Delayed Draw Term Loan, but has borrowed and repaid funds from the Revolving Commitment Facility. The Delayed Draw Term Loan is available to be drawn upon through July 2021, after which time any undrawn amounts are not available to Billtrust.  Once amounts are repaid under the Initial Term Loan or Delayed Draw Term Loan, they cannot be reborrowed.

Financing Agreement

On January 17, 2020, Billtrust entered into a Financing Agreement with TPG Specialty Lending, Inc. (“TSL”) as administrative agent and lender and Wells Fargo Bank, N.A. (“Wells”, and with TSL, the “2020 Lenders”) for a $72.5 million facility, secured by substantially all the assets of Billtrust (the “Financing Agreement”). In connection with entering into the Financing Agreement, the prior term loan and revolver under the PacWest Bank Credit Agreement of $28.3 million was paid in full in January 2020, along with related interest and all liens released.

 Existing letters of credit of $3.1 million issued by PacWest Bank remained outstanding and were collateralized by cash of $3.3 million which is restricted cash until the underlying letters of credit are released.

The Financing Agreement consisted of the following facilities, all of which mature on January 17, 2025 (the “Maturity Date”):

(i) an Initial Term Loan of $45.0 million, which was drawn at closing. Principal payments on the Initial Term Loan are due in equal installments of 0.25% of the initial principal amount commencing June 30, 2020, and on the last business day of each quarter thereafter, with the remaining amount due on the Maturity Date.

(ii) a Delayed Draw Term Loan (the “DDTL”) of up to $20.0 million, which is available to draw in minimum increments through July 17, 2021. Principal payments on the DDTL are due in equal payments of 0.25% of the principal amount as of July 17, 2021 commencing on September 30, 2021 and on the last business day of each quarter thereafter, with the remaining amount due on the Maturity Date.

The amount available to borrow under the DDTL is limited to (a) 0.75 times the most recent quarter’s annualized recurring revenue (“ARR” which includes all transaction or subscription revenues during a quarter under contracts for which the customer has not provided formal notice of cancellation, multiplied by four), less (b) the amount of the existing Initial Term Loan and DDTL currently outstanding.

(iii) a Revolving Commitment Facility (the “Revolver”) of $7.5 million, including a sub-limit of up to $4.0 million for issuing additional letters of credit. The Revolver may be repaid and re-borrowed until the Maturity Date.

The Initial Term Loan and DDTL may be prepaid from time to time by Billtrust. Prepayments are subject to a premium on the principal amount repaid of 3.0% in the first 24 months (2.25% in months 13 through 24 if a change in control occurs, as defined); 1.0% in months 25 to 36, and 0% thereafter.

On a quarterly basis, a commitment fee of 0.50% per annum is payable on the Financing Agreement on the unfunded amount of the Revolver and the DDTL. Interest is payable on the Financing Agreement based on Billtrust’s periodic election of either a (i) LIBOR rate for with a floor of 1.50%, plus the Applicable Margin of 7.00% per annum. The minimum rate for LIBOR loans is 8.50%; or (ii) Base Rate - the greater of (a) the Prime rate, (b) the Federal Funds
Effective Rate plus 1/2 of 1%, (c) the Adjusted LIBOR Rate, or (d) 4.00%, plus the
Applicable Margin of 6.00% per annum. The minimum rate for Base Rate loans is 10.00%.

In connection with the consummation of the Business Combination, on January 12, 2021, Billtrust repaid the indebtedness consisting of $44.7 million of principal amount outstanding on the Initial Term Loan, terminated the DDTL and the Revolver, and all associated liens were subsequently released.  Billtrust incurred a debt prepayment fee in cash of $1.6 million that was paid on January 12, 2021.

Contractual Obligations

As of December 31, 2020, Billtrust’s contractual cash obligations were as follows:

	Total	< 1 Year	1-3 Years	3-5 Years	> 5 Years
	(in thousands)
Long term debt	$44,663	$450	$900	$43,313	$—
Capital leases	253	211	42	—	—
Operating leases	52,993	4,772	9,100	8,273	30,848
Purchase obligations(1)	215	215	—	—	—
Contingent consideration and other (2)	660	290	370	—	—
Total contractual cash obligations	$98,784	$5,938	$10,412	$51,586	$30,848

(1) Purchase obligations includes purchase commitments with certain vendors to secure pricing for paper, envelopes and similar products necessary for its operations.

(2) Contingent consideration and other is related to potential earnout amounts and a deferred payment due to the seller related to the acquisition of the assets and certain liabilities of Second Phase, LLC in April 2019. The recurring revenue earnouts are payable in each of the first three full years commencing May 1, 2019, based on meeting certain recurring revenue growth and profitability targets.  These annual earnouts are subject to a minimum profitability threshold based on EBITDA. Additionally, the sellers were entitled to a new customer earnout for 2019 based on the cumulative monthly subscription value for new customer contracts signed during 2019. The earnouts were recorded at their fair value of $1.1 million, using a Monte-Carlo simulation methodology as of the acquisition date on the revenues and profitability metric, using risk adjusted growth rates and volatility of 9.6% for revenue and 33% for the profitability metric. During 2020, as a result of the first earnout threshold not being met, the contingent consideration liability was reduced by $406.  Contingent consideration estimates may change based on actual results and may differ from management’s current expectations. The deferred purchase price is in the form of an interest bearing note payable at a rate of 2.52% per annum to the sellers, payable in principal of $750 and $500 on the one year and two year anniversary of the acquisition date (April 2020 and April 2021, respectively), as a source for the satisfaction of indemnification obligations owed to Billtrust.  The April 2020 payment was made when due.

As noted above in the section “Financing Agreement”, Billtrust refinanced its long term debt, increasing the aggregate amount outstanding to $45.0 million during 2020.  Other than the long-term debt, there were no material changes in its contractual cash obligations for the year ended December 31, 2020.

Off-Balance Sheet Arrangements

As of December 31, 2020, Billtrust had no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on its financial condition, results of operations, liquidity, capital expenditures, or capital.

CRITICAL ACCOUNTING POLICIES AND SIGNIFICANT JUDGMENTS AND ESTIMATES

Billtrust’s financial statements have been prepared in accordance with GAAP. The preparation of its financial statements and related disclosures requires Billtrust to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and the disclosure of contingent assets and liabilities in its financial statements. Billtrust bases its estimates on historical experience, known trends and events, and various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Billtrust evaluates its estimates and assumptions on an ongoing basis. Billtrust’s actual results may differ from these estimates under different assumptions or conditions. Billtrust believes that the accounting policies discussed below are critical to understanding its historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While Billtrust’s significant accounting policies are described in more detail in Note 2 to its accompanying audited financial statements and notes thereto, Billtrust believes that the following accounting policies are those most critical to the judgments and estimates used in the preparation of its financial statements.

Revenue Recognition

Billtrust’s revenues are primarily subscription and transaction fees which are recurring in nature, services and other, and reimbursable costs. To determine revenue recognition for arrangements that Billtrust determines are within the scope of the revenue standard, Billtrust performs the following five steps:
1.	Identify the contract, or contracts, with a customer;
2.	Identify the performance obligations in the contract;
3.	Determine the transaction price;
4.	Allocate the transaction price to the performance obligations in the contract; and
5.	Recognize revenue when, or as, Billtrust satisfies a performance obligation.

Subscription and transaction fees revenue

Subscription and transaction fees are derived primarily from a hosted software as a service (SaaS) platform that enables billings and payment processing on behalf of customers.  Billtrust’s transaction fees for certain services are billed monthly based on the volume of items processed each month at a contractual rate per item processed.

Hosted solutions are provided without licensing perpetual rights to the software. These solutions are integral to the overall service arrangement and are billed as a subscription fee as part of the overall service agreement with the customer. Subscription fees from hosted solutions are recognized monthly over the customer agreement term beginning on the date Billtrust’s solution is made available to the customer.

Transaction revenue is recognized concurrent with processing of the related transactions, which is when revenue is earned.  The customer simultaneously receives and consumes the benefits as Billtrust performs.  Transaction fees include per-item processing fees charged at contracted rates based on the number of envelopes, invoices delivered or payments processed.

Services and other

Revenues related to upfront implementation services for new customers or new products for existing customers are recognized ratably over the estimated period of the customer relationship, which is estimated to be five years other than for customer relationships from acquisitions which range from two to four years.

In addition to implementation fees, professional services fees also include consulting services provided to customers on a time and materials basis. Revenues from consulting services are recognized as the services are completed based on their standalone value.

Significant judgements

Billtrust determines standalone selling price for all material performance obligations using observable inputs, such as the price of subsequent years of the contract, standalone sales and historical contract pricing.  Some customers have the option to purchase additional subscription or transaction services at a stated price. These options are evaluated on a case-by-case basis but generally do not provide a material right as they are priced within a range of prices provided to other customers for the same products and, as such, would not result in a separate performance obligation.

When the timing of revenue recognition differs from the timing of invoicing, i.e. implementation services, Billtrust uses judgment to determine whether the contract includes a significant financing component requiring adjustment to the transaction price. Various factors are considered in this determination including the duration of the contract, payment terms, and other circumstances. Generally, Billtrust determined that contracts related to upfront implementation services do not include a significant financing component. Billtrust applies the practical expedient for instances where, at contract inception, the expected timing difference between when promised goods or services are transferred and associated payment will be one year or less.

Reimbursable costs

Billtrust records reimbursable costs, such as postage, on a gross basis as revenue as well as corresponding expense on an accrual basis as it allocates the costs based on specific types of postage and related savings to customers, but cannot specifically identify each postage invoice to specific customers.  In cases where customer specific expenses are directly identifiable, they are shown on a net basis. Because the cost of such revenue is equal to the revenue, it does not impact loss from operations or net loss.

Deferred revenue

Deferred revenue relates primarily to implementation fees for new customers or new services, which are being recognized ratably over the estimated term of the customer relationship, which is generally five years for Billtrust’s core billing and payments and cash application services, and two to four years for other services related to acquisitions in 2018 and 2019.

Deferred commissions

Prior to the adoption of ASC 606 and the related ASC 340-40, commissions were generally expensed over the first year of services commencing with the date a customer’s contracted revenue was invoiced.  Upon adoption of ASC 606, commission costs are deferred and then amortized over a period of benefit of four to five years. Billtrust determined the period of benefit by taking into consideration its past experience with customers and the average customer life of acquired customers (four years, compared to five years for all remaining customers), future cash flows expected from customers, industry peers and other available information.

Business combinations and intangible assets

Business combinations are accounted for in accordance with the acquisition method. Billtrust recognizes separately from goodwill the assets acquired and the liabilities assumed at its acquisition date fair values. In connection with acquisitions the identifiable intangible assets purchased typically consist of customer relationships, technology, trade names and non-compete agreements. While Billtrust uses its best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date, its estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, Billtrust records adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill.

Critical estimates in valuing certain intangible assets include but are not limited to future expected cash flows from customer relationships, covenants not to compete and acquired developed technologies, and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value amount of these assets might not be fully recoverable. Billtrust has determined that such businesses constitute a single reporting unit. Besides goodwill, Billtrust has no other intangible assets with indefinite lives.

Billtrust performs its annual impairment test as of October 1. During Billtrust’s annual impairment tests of goodwill in 2020, 2019 and 2018, management did not identify any indications of impairment, and no adverse events have occurred since the measurement date.  Although Billtrust has made its best estimates based upon current information, actual results could materially differ from the estimates and assumptions developed by management. Accordingly, it is reasonably possible that the estimates made in Billtrust’s financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, and if so, Billtrust may be subject to future impairment losses related to long-lived assets as well as changes to valuations.

Stock based compensation

Billtrust recognizes expense for the estimated fair value of stock based compensation awards on a straight-line basis over the award’s vesting period. Billtrust determines the fair value of stock options using the Black-Scholes model, which requires Billtrust to estimate key assumptions such as stock price volatility, expected terms, risk-free interest rates and dividend yield.  Calculating the fair value of the stock-based options requires the input of subjective assumptions. These assumptions include:

a.
Expected term - Billtrust estimates the expected life of stock options granted based on its historical experience, which Billtrust believes is representative of the actual characteristics of the awards.

b.
Expected volatility - Billtrust estimates the volatility of the common stock of Billtrust, par value $0.001 per share (“Billtrust Common Stock”) on the date of grant based on the historic volatility of comparable companies in its industry.

c.
Risk-free interest rate - Billtrust selected the risk-free interest rate based on yields from United States Treasury zero-coupon issues with a term consistent with the expected life of the awards in effect at the time of grant.

d.	Expected dividend yield - Billtrust has never declared nor paid any cash dividends on Billtrust Common Stock and has no plan to do so. Consequently, it used an expected dividend yield of zero.

Contingencies

During the normal course of business, Billtrust is occasionally involved with various claims and litigation. Reserves are established in connection with such matters when a loss is probable and the amount of such loss can be reasonably estimated, including for indemnifications with customers or other parties as a result of contractual agreements.

For the year ended December 31, 2020, no material reserves were recorded. No reserves are established for losses which are only reasonably possible. The determination of probability and the estimation of the actual amount of any such loss is inherently unpredictable, and it is therefore possible that the eventual outcome of such claims and litigation could exceed the estimated reserves, if any. Based upon Billtrust’s experience, current information and applicable law, it does not believe it is reasonably possible that any proceedings or possible related claims will have a material effect on its financial statements.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Billtrust’s financial position and results of operations is disclosed in Note 2 of Billtrust’s accompanying audited financial statements.

Emerging Growth Company Status

As an emerging growth company, the Jumpstart Our Business Startups Act (“JOBS Act”) allows Billtrust to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies.  Subject to certain conditions, as an emerging growth company, Billtrust intends to rely on certain exemptions, including without limitation, not having to (1) provide an auditor’s attestation report on its system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act or (2) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Billtrust has operations primarily within the United States, but utilizes partners in Canada and Europe primarily for its Print segment, and Billtrust is exposed to market risks in the ordinary course of its business. These risks primarily include interest rate and foreign exchange.

Foreign Currency Exchange Risk

Billtrust’s results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Canadian dollar. Due to the relative immaterial size of its international operations to date, Billtrust’s foreign currency exposure has been limited and thus it has not instituted a hedging program. Billtrust does not believe that a 10% change in the relative value of the U.S. dollar to other foreign currencies would have a material effect on its cash flows and operating results.  Most of Billtrust’s agreements have been, and Billtrust expects will continue to be, denominated in U.S. dollars.

Interest Rate and Credit Risk

Billtrust’s overall investment portfolio is comprised of money market funds and tri party repurchase agreements, as well as cash and restricted cash in interest bearing accounts, and is generally short-term in nature and highly liquid, with excess funds used to reduce outstanding revolver borrowings.  Billtrust does not believe that a hypothetical 10% change in interest rates would have a material effect on its cash flows and operating results.

Billtrust is also exposed to interest-rate risk relating to existing and future borrowings under its Financing Agreement.  As of December 31, 2020, Billtrust’s available funds under its Financing Agreement provides the DDTL of up to $20.0 million and a revolving credit facility of up to $7.5 million.  The costs to borrow under these facilities as well as Billtrust’s existing borrowing of $44.7 million under the Initial Term Loan will increase if market interest rates rise as all rates are variable based upon LIBOR or other market rates.  Billtrust’s debt is subject to an interest rate floor and as a result Billtrust does not believe that a hypothetical 10% change in interest rates would have a material effect on its cash flows and operating results.

Billtrust is also exposed to credit risk related to collecting customer funds for charges related to its services and reimbursable costs.  Billtrust mitigates this credit exposure by leveraging its credit decisioning products to make credit underwriting decisions about whether to require more timely payments or suspend services, extending hold periods on funds, managing exposure limits, requiring deposits and various other controls in Billtrust’s products and platforms.